EMPLOYMENT AGREEMENT, as AMENDED

THIS AMENDED EMPLOYMENT AGREEMENT (“Agreement”) is effective the 1st day of January, 2011 by and between DIRECT INSITE CORP., a Delaware corporation (hereinafter the "Company"), and James A. Cannavino, an individual residing at #1 Lovango Cay, USVI  (mailing address 6501 Red Hook Plaza, Suite 201-PMB, Red Hook, St. Thomas, USVI 00802) (hereinafter referred to as "Cannavino").

W I T N E S S E T H:

WHEREAS, the Company entered into into an agreement with Cannavino effective as of January 1,2011; and

WHEREAS, The parties desire to enter into this amended Agreement.;

NOW, THEREFORE, it is agreed as follows:

1.           Prior Agreements Superseded.  This Agreement supersedes any services, consulting or other agreements, oral or written, entered into between Cannavino and the Company prior to the date of this Agreement except for stock options and restricted stock or other equity-based awards previously granted to Cannavino, which stock options and awards shall continue in full force and effect, under the terms and conditions effective when they were issued.

2.           Services.  The Company hereby agrees to employ Cannavino and Cannavino hereby agrees to continue serving as Chief Executive Officer of the Company and Chairman of the Board of Directors of the Company (the “Board”), with commensurate responsibilities.  Cannavino shall serve in similar capacities of such of the subsidiary corporations of the Company as may be selected by the Board without additional compensation.  Cannavino shall perform his services to the Company and its subsidiaries principally from his home offices, and his responsibilities, though requiring some travel, shall not require regular attendance at any Company office.  Notwithstanding the foregoing, it is understood that the duties of Cannavino during the performance of services shall not be inconsistent with his position and title as Chief Executive Officer and Chairman of the Board of the Company.  Any change in responsibilities would be negotiated and provided in a mutually agreed contract or contract revision.

3.           Term.  Subject to earlier termination on the terms and conditions hereinafter provided, the term of this Agreement shall cover the period January 1, 2011 through and ending on December 31, 2012.

4.           Compensation.  For all services rendered by Cannavino under this Agreement, compensation shall be paid to Cannavino as follows:

(a)            Cannavino shall receive $25,833 per month ($310,000 per year) as base salary, which shall be reviewed by the Company each year, and shall be subject to such increases (but not decreases) as the Company may determine, taking into consideration, among other things, the Company’s and the Employee’s performance during the preceding year as well as increases in the cost of living and other factors (“Base Salary”).  Cannavino shall be eligible to receive an annual incentive bonus (“Annual Bonus”), with a target bonus equal to 70% of Base Salary.  80% of the Annual Bonus shall be based on the Company’s attainment of revenue growth and cash flow from operations as set forth in its annual commitment plan approved by the Board of Directors that will include a threshold opportunity of 50% of attainment and a maximum payout of 150% of attainment (see example in Attachment A).  20% of the Annual Bonus will be based on individual objectives as determined by the Compensation Committee of the Board.  As used in this Agreement, “Base Salary” shall refer to the Base Salary as may be increased from time to time hereunder.  Any Annual Bonus shall be paid not later than the fifteenth (15th) day of the third (3rd) month after the conclusion of the fiscal year with respect to which it is earned.

(b)           Equity grants in 2011 and 2012 will be based on an assessment of performance in early- to mid- 2011 and 2012, respectively.

(c)           Cannavino shall be entitled to fully participate in all benefit programs available to executive employees of the Company during his employment with the Company.

(d)           Cannavino’s  Stock options will convert to common stock on a one to one basis if the new board ( Elected at the May 2011 Shareholder meeting) deems Cannavino has made positive contributions to the Company in the transition.

5.           Expenses.  (a) Cannavino shall be reimbursed for all out-of-pocket medical expenses, (not to exceed $30,000 in any year). (b) Cannavino shall be reimbursed for all other out-of-pocket office expenses reasonably incurred by him in the performance of his duties hereunder. (c) Additionally Cannavino shall be reimbursed for his reasonable expenses, including travel, up to $40,000 in any year, incurred performing his duties with respect to the following not for profit organizations: the National & International Center for Missing and Exploited Children and Business Executives for National Security (“BENS”).  Upon its expiration, the Company will renew, under substantially the same original terms and conditions, the Airpass issued to Cannavino.   All expenses due hereunder shall be paid or reimbursed to Cannavino within 30 days after receipt by the Company of documentation therefor.

6.           Termination of Employment.  Cannavino’s employment with the Company and this Agreement shall terminate upon the earliest of the following events:  (i) Cannavino’s termination of employment by the Company. (ii) Cannavino’s resignation from employment with the Company at his sole discretion. (iii) Cannavino’s death, (iv) Cannavino’s “disability” (as defined below);   or (v) the non-renewal of this Agreement upon its termination on December 31, 2012.

7.           Severance Benefits.  Cannavino shall be entitled to the severance benefits provided for in subsection (a) hereof in the event of his termination of employment by the Company or his resignation from the Company at any time at his sole discretion.

(a)            The severance benefits to be paid to Cannavino in the event of his termination of employment or his resignation from employment from the Company shall consist of:

i) (x) A lump sum cash payment, payable upon Cannavino’s termination of employment, equal to 2 times his annual Base Salary; and  (y) immediate vesting of all Company stock options, restricted stock and other outstanding equity based awards.

ii) All “Accrued Obligations,” comprised of (w) Base Salary through the date of termination of employment, payable on the first payroll date coincident with or next following the date of employment termination, (x) any unpaid Annual Bonus with respect to any fiscal year of the Company completed prior to the date of termination of employment payable on the first payroll date coincident with or next following the date of employment termination, (y) all accrued and vested benefits under employee pension (including 401(k)) and welfare plans in which Cannavino participates, in accordance with applicable plan terms, and (z) unreimbursed business expenses, including those set forth in paragraph 5 of this Agreement, incurred through the termination of employment date, in accordance with the Company’s business expense reimbursement policy.

(b)           Upon the termination of Cannavino’s employment, Cannavino shall be entitled to purchase, for the depreciated net book value (as of the last day of the calendar year of termination), all Company-owned office equipment, furnishings and cars, etc. that were used by Cannavino as of the date of his employment termination.

(c)           To the extent applicable, it is intended that this Agreement comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall be interpreted in a manner consistent with this intent. Notwithstanding anything else contained herein to the contrary, any payment that constitutes a “deferral of compensation” subject to Section 409A of the Code required to be made to Cannavino hereunder upon his termination of employment (including any payment pursuant to this paragraph 7) shall, if Cannavino is a “specified employee” within the meaning of Section 409A of the Code at the time of such termination, be made promptly on the earlier of (i) the six month anniversary of Cannavino’s date of termination of employment, and (ii) his death, in each case to the extent necessary to avoid imposition on Cannavino of any tax penalty imposed under Section 409A of the Code.  Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A of the Code to the extent provided in the exceptions in Treasury Regulations §§1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)), other applicable provisions of Treasury Regulations §1.409A-1 through A-6, and any other applicable exceptions as may be in effect from time to time under Section 409A of the Code.  Solely for purposes of determining the time and form of payments due Cannavino under this Agreement (including any payments due under paragraph 7 of this Agreement or otherwise in connection with his termination of employment with the Company), Cannavino shall not be deemed to have incurred a termination of employment unless and until he shall incur a “separation from service” within the meaning of Section 409A of the Code. To the extent that the Company and Cannavino determine that any provision of this Agreement could reasonably be expected to result in Cannavino’s being subject to the payment of interest or additional tax under Section 409A, the Company and Cannavino agree, to the extent reasonably possible as determined in good faith, to amend this Agreement, retroactively, if necessary, in order to avoid the imposition of any such interest or additional tax under Section 409A of the Code in a manner that preserves Cannavino’s economic interests prior to such imposition. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Cannavino’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

8.           Death.  In the event of Cannavino’s termination of employment due to his death, he or his estate (as the case may be) shall be entitled to (i) the Accrued Obligations pursuant to paragraph 7 (a)(ii) of this Agreement, and (ii) the current year Annual Bonus, which will paid on a prorata basis based on year-end results.  Prorata refers to the number of days served by Mr. Cannavino up to the employment termination date divided by the number of days in the year.  In addition, all of Cannavino’s Company stock options, restricted stock, and other outstanding equity based awards shall immediately vest upon Cannavino’s employment termination by reason of death.  Any prorated Annual Bonus shall be paid at such time as the bonus would have been paid hereunder had Cannavino’s employment continued through the Annual Bonus payment date.

9.           Disability.  In the event of Cannavino’s termination of employment due to his “disability” (as defined below), he shall be entitled to (i) the Accrued Obligations pursuant to paragraph 7 (a)(ii) of this Agreement, and (ii) the current year Annual Bonus, which will paid on a prorata basis based on year-end results.  Prorata refers to the number of days served by Mr. Cannavino up to the employment termination date divided by the number of days in the year.  In addition, all of Cannavino’s Company stock options, restricted stock, and other outstanding equity based awards shall immediately vest upon Cannavino’s employment termination by reason of “disability.”  For purposes of this Agreement, “disability” shall have the meaning set forth in Section 409A(a)(2)(C) of the Code.  Any prorated Annual Bonus shall be paid at such time as the bonus would have been paid hereunder had Cannavino’s employment continued through the Annual Bonus payment date.

11.           Non-Renewal of Agreement.  In the event this Agreement terminates on December 31, 2012 in accordance with its terms, Cannavino shall be paid a consulting fee for the 12 month period ending December 31, 2013 which shall be payable monthly at the annual base salary rate set forth in paragraph 4(a) of this Agreement.  Cannavino’s service as a consultant shall only be required at such times and such places as shall not result in unreasonable inconvenience to him, recognizing his other business commitments that he may have to accord priority over the performance of services for the Company. In order to minimize interference with Cannavino’s other commitments, his consulting services may be rendered by personal consultation at his residence or office wherever maintained, or by correspondence through mail, telephone, fax or other similar mode of communication at times, including weekends and evenings, most convenient to him.

12.           Non-Competition.

(a)           Cannavino agrees that during his employment with the Company and, if qualified for severance payments or a consulting fee as described in paragraph 7 (a)(i) and 11, respectively, of this Agreement, for the term of the severance payments or consulting payments, as the case may be, he will not, without the prior written approval of the Board, directly or indirectly, through any other individual or entity, (i) become an officer or employee of, or render any services (including consulting services) to, any competitor of the Company, (ii) solicit, raid, entice or induce any customer of the Company to cease purchasing goods or services from the Company or to become a customer of any competitor of the Company, and Cannavino will not approach any customer for any such purpose or authorize the taking of any such actions by any other individual or entity, or (iii) solicit, raid, entice or induce any employee of the Company, and Cannavino will not approach any such employee for any such purpose or authorize the taking of any such action by any other individual or entity.  However, nothing contained in this paragraph 12 shall be construed as preventing Cannavino from investing his assets in such form or manner as will not require him to become an officer or employee of, or render any services (including consulting services) to, any competitor of the Company.

(b)           During Cannavino’s employment with the Company and at all times thereafter, Cannavino shall not disclose to any person, firm or corporation other than the Company any trade secrets, trade information, techniques or other confidential information of the business of the Company, its methods of doing business or information concerning its customers learned or acquired by Cannavino during Cannavino’s relationship with the Company and shall not engage in any unfair trade practices with respect to the Company.

13.           Enforcement.

(a)           The necessity for protection of the Company and its subsidiaries against Cannavino’s competition, as well as the nature and scope of such protection, has been carefully considered by the parties hereto in light of the uniqueness of Cannavino’s talent and his importance to the Company.  Accordingly, Cannavino agrees that, in addition to any other relief to which the Company may be entitled, the Company shall be entitled to seek and obtain injunctive relief (without the requirement of any bond) for the purpose of restraining Cannavino from any actual or threatened breach of the covenants contained in paragraph 12 of this Agreement.

(b)           If for any reason a court determines that the restrictions under paragraph 12 of this Agreement are not reasonable or that consideration therefore in adequate, the parties expressly agree and covenant that such restrictions shall be interpreted, modified or rewritten by such court to include as much of the duration and scope identified in paragraph 12 as will render the restrictions valid and enforceable.

14.           Notices.  Any notice to be given to the Company or Cannavino hereunder shall be deemed given if delivered personally or mailed by certified or registered mail, postage prepaid, to the other party hereto at the following addresses:

To the Company:                 Direct Insite Corp.
80 Orville Drive
Bohemia, New York 11716

Copy to:                                David H. Lieberman, Esq.
Beckman, Lieberman & Barandes, LLP
116 John Street
Suite #1313
New York, New York 10038

To: Cannavino:                    James A. Cannavino
6501 Red Hook Plaza, Suite 201-PMB
Red Hook, St. Thomas, USVI 00802

Copy to:                                Jim.cannavino@mail.com

And

Gary Simon, Esq.
Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York 10004

Either party may change the address to which notice may be given hereunder by giving notice to the other party as provided herein.

15.           Attorneys Fees.  The Company shall reimburse Cannavino for his reasonable attorney’s fees and expenses incurred in connection with entering into this Agreement.

16.           Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and upon Cannavino, his heirs, executors, administrators and legal representatives.  No party may assign this Agreement without first obtaining the written consent of the other party hereto.  The Company may assign this Agreement to any successor to all or substantially all of its assets, provided, however, that the Company shall require such successor to expressly assume and agree to perform this Agreement to the same manner and to the same extent that the Company would be required to perform it if no such succession has taken place.

17.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties except as specifically otherwise indicated herein.

18.           Jurisdiction and Venue.  It is hereby irrevocably agreed that all disputes or controversies between the Company and  Cannavino arising out of, in connection with or relating to this Agreement shall be exclusively heard, settled and determined by arbitration to be held in the City of New York, County of New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association to be conducted before three arbitrators, who shall all be either  attorney(s) or retired judge(s) licensed to practice law in the State of New York. York, New York. Any award made by such arbitrators shall be binding and conclusive for all purpose thereof and may be entered as a final judgment in any court of competent jurisdiction. The parties also agree that judgment may be entered on the arbitrator's award by any court having jurisdiction thereof and the parties consent to the jurisdiction of any court located in the City of New York, County of New York, or in the State of New York for this purpose. The cost and expenses of such arbitration shall be borne in accordance with the determination of the arbitrators and may include reasonable attorney’s fees, however, Cannavino’s maximum liability for costs and fees shall not exceed $5,000. Each party hereby further agrees that service of process may be made upon it by registered or certified mail or personal service at the address provided for herein. In the event of any material breach of this Agreement by the Company, when no material breach has occurred by Cannavino, actual damages would be difficult to determine, and the parties, therefore, agree that as liquidated damages Cannavino shall be entitled to receive the balance of the compensation/ payments and benefits specified in paragraph 7(c) of this Agreement.

19.           Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Florida.

20.           Indemnification. The Company indemnifies Cannavino to the maximum extent  permitted by law and to the maximum extent permissible for all activities taken since he has been involved with the Company and for 7 years after his termination of employment hereunder in accordance with the 2004 Indemnification Agreement executed between Cannavino and the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written.

DIRECT INSITE CORP.

By:  /s/ Michael Beecher
Michael Beecher / Chief Financial Officer

/s/ James A. Cannavino
James A. Cannavino

ATTACHMENT A